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                              EMPLOYMENT AGREEMENT

         EMPLOYMENT AGREEMENT dated as of December 20, 2003 between LEONARD OSSER (the "EXECUTIVE") and MILESTONE SCIENTIFIC INC. (The "COMPANY").

         WHEREAS, the Company presently employs the Executive as its Chief Executive Officer; and

         WHEREAS, the Company desires to continue to retain the Executive and the Executive desires to continue to work for the Company; and

         WHEREAS, the Company and the Executive desire to provide for the terms and conditions of the future employment of the Executive by the Company.

         NOW, THEREFORE, in consideration of the premises and covenants herein contained, the parties hereto agree as follows:

         1. TERM OF AGREEMENT. Subject to the terms and conditions hereof, the Company employs the Executive and the Executive accepts such employment for the five year period commencing January 1, 2004 and ending December 31, 2008, unless extended or terminated as provided in Sections 2 and 7, respectively (the "EMPLOYMENT TERM").

         2. RENEWAL. The Employment Term shall be extended for successive one-year periods unless prior to December 1 of any year, either party notifies the other that he or it chooses not to extend the Employment Term. By way of example, if neither party makes an election prior to December 1, 2004 then the Employment Term shall automatically be extended by one additional year to December 31, 2009.

         3. DUTIES AND RESPONSIBILITIES. During the Employment Term, the Executive shall serve as the Chief Executive Officer of the Company and as the holder of such other senior executive positions consistent therewith as the Board may determine. He shall report to, and be subject to, the direction of the Company's Board of Directors with such duties and responsibilities as are commensurate with his title and position. The Executive shall work on a full time basis and shall devote his time, energy and attention to the business of the Company.

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         4. COMPENSATION.

         (A) BASIC COMPENSATION. In payment for services to be rendered by the Executive hereunder, the Executive shall be entitled to Basic Compensation during the Employment Term consisting of the cash component and stock component described below less any withholding required by law.

         (i) The cash component shall consist of $150,000 payable monthly or on such more frequent schedule as the Company may elect.

         (ii) The stock component shall consist of a stock allotment for the benefit of the Executive at the end of each year during the Employment Term (the "Annual Allotment") consisting of such number of shares of the Company's Common Stock (the "Shares") as provided in (A) below which Shares shall be issuable as provided in (B) below.

               (A) The Annual Allotment for each year shall be such number of Shares which, when valued at their average closing price on the American Stock Exchange or on such other exchange on which such Shares are then traded during the first fifteen
                    (15) trading days of the last full month of each year during the Employment Term, shall equal $150,000 provided that in the event that the last year during the Employment Term is less than twelve (12) full months the number of shares included in that year's Annual Allotment shall be based on a value of $150,000 multiplied by a fraction the numerator of which shall be the number of full months the Executive was employed during such year and the denominator of which shall be twelve (12).

               (B) The aggregate number of Shares included in the Annual Allotments shall be issued and delivered to the Executive within fifteen (15) days after the expiration of the Employment Term.

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               (C)  The Executive acknowledges that the Shares issuable under this Section 4(a) and the Bonus Shares issuable under
                    Section 4(b) will be taken by him for investment and not for distribution thereof and will not be sold or otherwise disposed of in violation of the Securities Act of 1933 as amended and the rules and regulations promulgated thereunder.

         (b) BONUS. Executive shall be entitled to a bonus not to exceed $300,000 each year during the Employment Term based on the Company achieving certain threshold operating targets established by its Board of Directors for each year during the Employment Term. For calendar year 2004 the bonus shall be awarded based on meeting the following thresholds:


                                     Target                                                  Bonus Amount
--------------------------------------------------------------------------------------     ------------------
If the Company achieves break even cash flow operations (Cash Flow Bonus)                      $150,000

If the Company achieves net revenues of $6,250,000 (Net Revenue Bonus)                         $100,000

If the Company  achieves  break even earnings  determined in accordance  with general
accounting principles (Earnings Bonus)                                                         $ 50,000

For purposes of this Agreement, operating cash flow shall mean cash flow from operations adjusted for financial transactions plus accounts receivable increases and less accounts payable increases. The Cash Flow Bonus and Earnings Bonus shall be payable only to the extent that payment thereof will not reduce operating cash flow or earnings as the case may be below break even. The aggregate bonus earned by Executive in any year will be payable one-half (1/2) in cash payable at the expiration of the year and one-half (1/2) by an allotment of Shares (the "Bonus Shares") determined (based on a valuation equal to one-half (1/2) of the Bonus Amount for such year) as provided in Section 4(a)(ii)(A) at the end of such year and issuable within 15 days after the expiration of the Employment Term.


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         (c) OPTIONS. If in any year the Executive receives an allotment of
Bonus Shares under Section 3(b) above, he shall also be entitled to receive options to purchase two times the number of Bonus Shares included in the allotment. The options shall be issued at the same time that the Bonus Shares are allotted and shall be exercisable at a purchase price equal to the same price per share used in determining the number of Bonus Shares allotted, or 110% of that price if the Executive is the owner of 10% or more of the Company's outstanding shares. Such options shall have a five (5) year duration and shall vest and become exercisable to the extent of one-third (1/3) of the options granted at the expiration of each of the first three (3) years from the date of grant. The vested options shall be exercisable only while Executive is employed by the Company or within thirty (30) days after any termination of employment. The options shall contain anti-dilution protection in the event of stock dividends and splits and such other provisions as are customary in option grants of this kind.

         5. EXPENSES. During the Employment Term, the Executive shall be entitled to receive prompt reimbursement for all reasonable expenses incurred by him (in accordance with the policies and procedures established from time to time by the Board of Directors of the Company) in performing services hereunder, provided that such expenses are incurred and accounted for in accordance with the policies and procedures established by the Company.

         6. OTHER BENEFITS. The Executive shall be entitled to the following additional benefits:

         (A) Four weeks of paid vacation during each year of the term.

         (B) Paid holidays in accordance with the Company's usual holiday schedule plus eight additional paid holiday, or personal days, to be taken at such time as the Executive determines.

         (C) Such major medical, family health and dental coverage benefits and long-term disability group plan coverage generally available to the Company's officers. To the extent the Executive qualifies, the Executive may participate in, or benefit under, any employee benefit plan, arrangement or perquisite made available by the Company to its key executives.

         (D) The Company shall reimburse the Executive for such ordinary and necessary business related expenses as shall be incurred by the Executive in the course of the performance of his duties under this Agreement.


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         (e) A monthly car allowance in the amount of the monthly rental cost of a domestic luxury sedan or its equivalent plus expenses for business use.

         7. TERMINATION. The Executive's employment hereunder may be terminated under the following circumstances:

         (A) The Company shall have the right to terminate the employment of the Executive under this Agreement for disability in the event the Executive suffers an injury, or physical or mental illness or incapacity of such character as to substantially disable him from performing his duties hereunder for a period of more than one hundred eighty (180) consecutive days upon the Company giving at last thirty (30) days written notice of termination; provided, however, that if the Executive is eligible to receive disability payments pursuant to a disability insurance policy or policies paid for by the Company, the Executive shall assign such benefits to the Company for all periods as to which he is receiving payment under this Agreement.

         (B) This Agreement shall terminate upon the death of Executive.

         (C) The Company may terminate this Agreement at any time because of (i) Executive's material breach of any term of this Agreement or (ii) the willful engaging by the Executive in misconduct which is materially injurious to the Company, monetarily or otherwise; provided, in each case, however, that the Company shall not terminate this Agreement pursuant to this Section 7(c) unless the Company shall first have delivered to the Executive a notice which specifically identifies such breach or misconduct, specifies reasonable corrective action and the Executive shall not have cured the breach or corrected the misconduct within fifteen (15) days after receipt of such notice.

         (D) The Executive may terminate his employment for "Good Reason" on five days written notice if:

         (i) he is assigned, without his express written consent, any duties inconsistent with his positions, duties, responsibilities, authority and status with the Company as of the date hereof, or a change in his reporting responsibilities or titles as in effect as of the date hereof, except in connection with the termination of his employment by him without Good Reason; or

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         (ii)  his compensation is reduced or

         (iii) any purchaser or purchasers of substantially all of the business or assets of the Company do not agree, at or prior to the closing of any such transaction, by agreement in form and substance satisfactory to the Executive to perform this Agreement in the same manner and to the same extent that the Company would be required to perform if no sale was consummated.

         8. NONDISCLOSURE; NONCOMPETITION.

         (A) The Executive agrees not to use or disclose, either while in the Company's employ or at any time thereafter, except with the prior written consent of the Board of Directors, any trade secrets, proprietary information, or other information that the Company considers confidential relating to processes, suppliers (including but not limited to a list or lists of suppliers), customers (including but not limited to a list or lists of customers), compositions, improvements, inventions, operations, processing, marketing, distributing, selling, cost and pricing data, or master files utilized by the Company, not presently generally known to the public, and which is, obtained or acquired by the Executive while in the employ of the Company.

         (B) During the Employment Term and for a period of two years thereafter, the Executive shall not, directly or indirectly; (i) in any manner, engage in any business which competes with any business conducted by the Company (including any subsidiary) and will not directly or indirectly own, manage, operate, join, control or participate in the ownership, management, operation or control of, or be employed by or connected in any manner with any corporation, firm or business that is so engaged (provided, however, that nothing herein shall prohibit the Executive from owning not more than three percent (3%) of the outstanding stock of any publicly held corporation), (ii) persuade or attempt to persuade any employee of the Company to leave the employ of the Company or to become employed by any other entity, or (iii) persuade or attempt to persuade any current client or former client with leaving, or to reduce the amount of business it does or intends or anticipates doing with the Company.

         (C) During his employment with the Company, and for two years thereafter, the Executive shall not take any action which might divert from the Company any opportunity learned about by him

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during his employment with the Company (including without limitation during the
Employment Term) which would be within the scope of any of the businesses then engaged in or planned to be engaged in by the Company.

         (D) In the event that this Agreement shall be terminated, then notwithstanding such termination, the obligations of Executive pursuant to this
Section 8 of this Agreement shall survive such termination.

         9. SUCCESSORS; BINDING AGREEMENT.

         (A) The Company shall require any purchaser or purchasers of the Company or any purchaser or purchasers of substantially all of the business or assets of the Company, by agreement in form and substance satisfactory to the Executive, to assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such purchase had taken place. As used in this Agreement, "Company" shall mean the Company as hereinbefore defined and any successor to its business or assets which executes and delivers the agreement provided for in this Section 9(a) or which otherwise becomes bound by all the terms and provisions of this Agreement by operation of law.

         (B) This agreement shall inure to the benefit of and be enforceable by the Executive's personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees. If the Executive should die while any amount would still be payable hereunder if the Executive had continued to live, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to your devisee, legatee or other designee or, if there be no such designee, to the Executive's estate.

         10. AMENDMENT; WAIVER. No provisions of this Agreement may be modified, supplemented, waived or discharged unless such waiver, modification or discharge is agreed to in writing signed by the Executive and the Company. No waiver by either party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. No agreements or representations, oral or

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otherwise, express of implied, with respect to the subject matter hereof have been made by either party which are not set forth expressly in this Agreement.

         11. APPLICABLE LAW. The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of New Jersey without regard to its conflict of laws principles.

         12. SEVERABILITY OF COVENANTS. In the event that any provision of this Agreement, including any sentence, clause or part hereof, shall be deemed contrary to law or invalid or unenforceable in any respect by a court of competent jurisdiction, the remaining provisions shall not be affected, but shall remain in full force and effect and any invalid and enforceable provisions shall be deemed, without further action on the part of the undersigned, modified, amended and limited solely to the extent necessary to render the same valid and enforceable.

         13. REMEDIES.

         (A) In the event of a breach or threatened breach of any of the Executive's covenants under Section 8, the Executive acknowledges that the Company will not have an adequate remedy at law. Accordingly, in the event of any such breach or threatened breach, the Company will be entitled to such equitable and injunctive relief as may be available to restrain the Executive from the violation of the provisions thereof.

         (B) Nothing herein shall be construed as prohibiting the Company, on the one hand, and the Executive, on the other hand, from pursuing any remedies available at law or in equity for any breach or threatened breach of the provisions of this Agreement by the other party, including the recovery of damages.

         (C) If the Executive terminates his employment for a Good Reason (as defined above in Section 7(d)) then the Executive will suffer damages which will be difficult to calculate. Consequently, the Executive shall be entitled by way of liquidated damages, and not as a penalty, to receive a lump sum payment in an amount equal to the amount of the compensation payments that, but for his termination of employment, would have been payable to the Executive under
Section 4(a) for the remainder of the Employment Term. Such payment shall be made by the Company to the

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Executive within fifteen (15) days following his termination of employment. The
Executive shall not be required to mitigate the amount of any payment received pursuant to this paragraph nor shall the amount payable under this paragraphbe reduced by any compensation earned by the Executive after the date of his termination of employment.

         14. NOTICES. Any notice, request, instruction or other document to be given hereunder by any party to the other party shall be in writing and shall be deemed to have been duly given when delivered personally or five (5) days after dispatch by registered or certified mail, postage prepaid, return receipt requested, to the party to whom the same is so given or made:

         If to the Company
            addressed to:           Milestone Scientific Inc.
                                            220 South Orange Avenue
                                            Livingston Corporate Park
                                            Livingston, New Jersey 07039

         with a copy to:            Morse, Zelnick, Rose & Lander, LLP
                                            405 Park Avenue
                                            New York, New York 10022

                                            -----------------

         If to the Executive
            addressed to:           Mr. Leonard Osser
                                    110 East 71st Street
                                            New York, NY 10021

or to such other address as the one party shall specify to the other party in writing.

         15. ENTIRE AGREEMENT. This Agreement sets forth the entire agreement of the parties hereto in respect of the subject matter contained herein and supersedes all prior agreements, promises, covenants, arrangements, communications, representations or warranties, whether oral or written, by any officer, employee or representative of any party hereto; and any prior agreement of the parties hereto in respect of the subject matter contained herein is hereby terminated and canceled. IN WITNESS WHEREOF, the parties have executed this Agreement on the date and year first above written.

                                    MILESTONE SCIENTIFIC INC.

                                    BY: /s/ Stuart Wildhorn
                                        --------------------------------------
                                            STUART WILDHORN, PRESIDENT


                                        /s/ Leonard Osser
                                        --------------------------------------
                                            LEONARD OSSER


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